Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:	Media Contact:
Winnie Smith 770.829.8478	Emily Edmonds 770.829.8755
investor.relations@globalpay.com	media.relations@globalpay.com

Global Payments Announces Appointment of Josh J. Whipple as Chief Financial Officer

Current Chief Financial Officer, Paul M. Todd, will retire at the end of June

ATLANTA – June 2, 2022 – Global Payments Inc. (NYSE: GPN) today announced the appointment of Josh J. Whipple, currently Senior Executive Vice President and Chief Strategy and Enterprise Risk Officer, as its new Chief Financial Officer, effective July 1, 2022. Paul M. Todd, currently Senior Executive Vice President and Chief Financial Officer, will retire at the end of June.

Jeff Sloan, Chief Executive Officer of Global Payments, said “Josh has been a senior leader at our company for more than seven years, helping guide us through some of the most significant milestones in our history. He is a trusted partner who has played a key role in building the leading technology enabled, software driven payments business worldwide that Global Payments is today. He is a seasoned executive, and we have every confidence in his future success.”

Paul Todd, who has been with Global Payments and predecessor companies for 27 years and has served as TSYS’ and Global Payments’ CFO for the past eight years, will stay on as a senior advisor through the third quarter of 2022 to ensure a smooth transition of responsibilities.

Jeff Sloan also commented on Paul’s retirement, “Paul has been a terrific partner and friend for many years, and he has played a critical role in the successful merger of TSYS and Global Payments. With the completion of our integration activities, Paul has accomplished everything we have asked of him over the past three years and more. We wish him all the best as he spends more time with his family.”

About Global Payments

Global Payments Inc. (NYSE: GPN) is a leading payments technology company delivering innovative software and services to our customers globally. Our technologies, services and team member expertise allow us to provide a broad range of solutions that enable our customers to operate their businesses more efficiently across a variety of channels around the world.

Headquartered in Georgia with approximately 25,000 team members worldwide, Global Payments is a Fortune 500® company and a member of the S&P 500 with worldwide reach spanning over 170 countries throughout North America, Europe, Asia Pacific and Latin America. For more information, visit www.globalpayments.com and follow Global Payments on Twitter (@globalpayinc), LinkedIn and Facebook.